THIRD AMENDMENT TO
SECURITIES LENDING AGREEMENT
THIS THIRD AMENDMENT TO SECURITIES LENDING AGREEMENT ("Third Amendment"), dated effective as of May 1, 2021 ("Effective Date"), is made and entered into by and between U.S. Bank National Association ("Bank") and ETF Managers Trust ("Trust"), on behalf of each respective series identified in Exhibit C to the Agreement (each such series hereinafter referred to as a separate "Customer").
WITNESSETH:
WHEREAS, U.S. Bank and Trust, on behalf of each of its Customers, are parties to that certain Securities Lending Agreement, dated effective as of January 8, 2016, as amended from time to time ("Agreement"); and
WHEREAS, the parties now desire to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings set forth herein, the parties hereto agree as follows:
1.    Loan Fee Schedule. The Loan Fee Schedule attached as Exhibit B to the Agreement shall hereby be deleted and replaced by the Election of Collateral Investment attached as Exhibit B to this Third Amendment.
2.    Customer Information Sheet. The Customer Information Sheet attached as Exhibit C to the Agreement shall hereby be deleted and replaced by the Customer Information Sheet attached as Exhibit C to this Third Amendment.
3.    Full Force and Effect. Except as specifically modified by this Third Amendment, the Agreement shall remain in full force and effect. All references to the Agreement shall be deemed to mean the Agreement as modified by this Third Amendment.
4.    Counterparts. This Third Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned parties have executed this Third Amendment effective as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION		ETF MANAGERS TRUST

By:		By:

Name:	Jill M. Stevenson	Name:

Title:	Head of Operations	Title:

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EXHIBIT B
LOAN FEE SCHEDULE
The Bank shall be paid a fee for administering the securities lending program for the Trust. The fee shall be calculated daily by the Bank against the Net Income earned by the Customer on such day. From the Effective Date through April 30, 2026 ("Discount Period"), the fee shall equal fifteen percent (15%) of Net Income and shall be retained monthly by the Bank out of the Customer's aggregate Net Income for such month, provided, however, that if the fee is not so retained, the Trust shall pay such fee upon request from the Bank. The parties agree to negotiate fee terms in good faith following completion of the Discount Period.
Customer acknowledges that the terms described herein are contingent on the Trust engaging the Bank as its exclusive securities lending agent and custodian for its securities (other than certain derivative instruments) with respect to each series of the Trust permitted by its investment policies to lend its securities (each, a "Permitted Fund"). As a result of the Bank's reliance on the foregoing, in the event that during the period beginning August 31, 2021 and continuing through the Discount Period any Permitted Fund conducts securities lending activity outside of the Bank's program through another agent ("Makewhole Event"), such Permitted Fund shall pay a makewhole fee to the Bank for each remaining month (or portion thereof) of the Discount Period in an amount equal to fifteen percent (15%) of the average monthly Net Income of such Permitted Fund for the twelve (12) month period (or for such period that Customer has been engaged in securities lending activity under this Agreement if less than twelve (12) months) prior to the occurrence of the Makewhole Event, such payments to occur not less frequently than monthly.

EXHIBIT C
CUSTOMER INFORMATION SHEET
as of May 1, 2021
Please provide the Bank with the following information:
Name: ETF Managers Trust
Tax identification number: see below
(for multiple tax identification numbers, please use the bottom half of this page)
Principal place of business: 30 Maple Street, 2nd Floor, Summit, NJ 07901
State and nation of incorporation or organization: State of Delaware, United States
Address (or the address of your registered agent) within
state of incorporation or organization: 300 Delaware Ave., Suite 800, Wilmington, DE 19801
Please list the name of each Customer and its unique tax identification number below (attach additional pages if necessary):

Name	Tax ID
AI Powered Equity ETF	82-2073816
BlueStar TA-BIGITech Israel Technology ETF	47-4925476
Etho Climate Leadership U.S. ETF	47-4913623
ETFMG Alternative Harvest ETF	47-4900914
ETFMG U.S. Alternative Harvest ETF	86-3248180
ETFMG Prime Cyber Security ETF	47-2111761
ETFMG Prime Mobile Payments ETF	47-3870731
ETFMG Travel Tech ETF	84-3633441
ETFMG Treatments, Testing and Advancements ETF	85-1192058
ETFMG Video Game Tech ETF	81-0866952
Wedbush ETFMG Global Cloud Technology ETF	81-0871286

ETF Managers Trust

By:

Name:

Title:

Date:
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